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February 22, 2000






The Board of Directors
Lincoln Snacks Company
4 High Ridge Park
Stamford, Connecticut 06905

Re: Lincoln Snacks Company - Registration Statement on Form S-8

Dear Sirs:

We have acted as counsel for Lincoln Snacks Company, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8 being filed on the date hereof (the "Registration Statement") relating to 500,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company which may be issued pursuant to the Lincoln Snacks Company 1993 Stock Option Plan, as amended (as so amended, the "Plan").

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including: (a) the Certificate of Incorporation of the Company, as amended, in the form filed as Exhibit 3(A) to the Company's Registration Statement on Form S-1 (Registration No. 33-71432); (b) the By-laws of the Company in the form filed as Exhibit 3(B) to the Company's Registration Statement on Form S-1 (Registration No. 33-71432) (c) resolutions adopted by the Board of Directors of the Company at a meeting held August 4, 1999, certified by the Secretary of the Company; (d) minutes of the annual meeting of stockholders of the Company held December 6, 1999; (e) the Registration Statement; and (f) the Plan.

Based upon the foregoing and assuming that the purchase price of the Shares issued pursuant to the Plan will not be less than the par value of the Shares, we are of the opinion that the Shares will, upon issuance in accordance with the provisions of the Plan subsequent to the exercise of options granted under the Plan, be validly issued, fully paid, and nonassessable.

The opinion contained herein is qualified as follows. Pursuant to the Plan, the Company may use currently issued shares of its Common Stock which it owns or may hereafter acquire to satisfy its obligation to deliver shares under the Plan in lieu of issuing new shares. As an opinion with respect to any such treasury shares which might be delivered to satisfy obligations under the Plan would require a review of all issuances of Common Stock by the Company from the date of its


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The Board of Directors                  -2-                   February 22, 2000
Lincoln Snacks Company


incorporation, the opinion contained herein is intentionally and specifically limited to such of the Shares which may hereafter be issued by the Company for delivery pursuant to the Plan. The opinion contained herein is also intentionally and specifically limited to the Shares and does not relate to the shares of Common Stock being carried forward in connection with the Registration Statement.

The opinion contained herein is limited in that no opinion is expressed other than as to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,

                                       /s/ CUMMINGS & LOCKWOOD